EXHIBIT 99.1 - EXPLANATION OF RESPONSES
(CHRISTOPHER SCHAEPE)

(10)  Immediately prior to the April Reclassification, the Issuer's certificate of incorporation provided that, in the event the Issuer completes a qualified initial public offering ("IPO") in which the per share public offering price
(the "IPO Price") is less than $43.47828 per share, holders of Series E and
Series  E-1 Preferred Stock would have an option to receive cash in lieu of converting their Series E and Series E-1 Preferred Stock into Common Stock.
Pursuant to the April Reclassification, the option to receive cash was replaced with a variable rate adjustment provision which provided that, if the IPO Price is less than $47.826108, the number of shares of Common Stock issuable to a holder of Series E Preferred Stock and/or Series E-1 Preferred Stock upon automatic conversion in connection with the IPO, would be determined by multiplying (a) the conversion price of the Series E and/or Series E-1 Preferred
Stock held by such holder by (b) a fraction, the numerator of which would be the
IPO Price, and the denominator of which would be $47.826108 (the "Series E
Variable Rate Adjustment Provision"). The April Reclassification was structured to comply with Rule 16b-3 of the Securities Exchange Act of 1934, as amended
(the "Exchange Act")."
(13)  On June 1, 2017, the Issuer amended and restated its certificate of incorporation to modify certain variable rate adjustment provisions applicable to the conversion ratios of the Series E, Series E-1 and Series F Preferred
Stock (the "June Reclassification"). Immediately prior to the June
Reclassification, the Issuer's certificate of incorporation provided for the
Series E Variable Rate Adjustment Provision described in footnote 10 above  and also provided that in the event the Issuer completes a qualified IPO in which the IPO Price is less than $48.444 per share,  the number of shares of Common
Stock issuable to a holder of Series F Preferred Stock upon automatic conversion in connection with the IPO, would be determined by multiplying (a) the conversion price of the Series F Preferred Stock held by such holder by (b) a fraction, the numerator of which would be the IPO Price, and the denominator of which would be $48.444 (the "Series F Variable Rate Adjustment Provision").
Pursuant to the June Recapitalization, the Series E Variable Rate Adjustment
Provision and the Series F Variable Rate Adjustment Provision were replaced with fixed conversion rate provisions, which provided that, in the event that the
Issuer's IPO occurs on or prior to July 30, 2017, the number of shares of Common
Stock issuable upon automatic conversion in connection with the IPO would be determined: (A) with respect to holders of Series E Preferred Stock, by multiplying the number of shares of Series E Preferred Stock held by such holder by a fraction, the numerator of which would be $43.47828, and the denominator of which would be $14.49276, (B) with respect to holders of Series E-1 Preferred
Stock, by multiplying the number of shares of Series E-1 Preferred Stock held by such holder by a fraction, the numerator of which would be $43.47828, and the denominator of which would be $25.84704, and (C) with respect to holders of
Series F Preferred Stock, by multiplying the number of Shares of Series F
Preferred Stock held by such holder by a fraction, the numerator of which would be $44.04, and the denominator of which would be $14.68002. In addition, in connection with the June Reclassification, the Issuer created a new Series E-2
Preferred Stock and a new Series F-2 Preferred Stock, which had the same rights, preferences and privileges as the Series E Preferred Stock and Series F
Preferred Stock, respectively, other than with respect to their conversion provisions. Certain holders of Series E Preferred Stock and Series F Preferred
Stock, including Lightspeed, exchanged their shares of Series E Preferred Stock and Series F Preferred Stock for shares of Series E-2 Preferred Stock and Series
F-2 Preferred Stock, respectively, on a one-for-one basis.  The Issuer's certificate of incorporation provided that, in the event that the Issuer's IPO occurs on or prior to July 30, 2017, the number of shares of Common Stock issuable upon automatic conversion in connection with the IPO would be determined: (X) with respect to holders of Series E-2 Preferred Stock, by multiplying the number of shares of Series E-2 Preferred Stock held by such holder by a fraction, the numerator of which would be $43.47828, and the denominator of which would be $25.84704, and (Y) with respect to holders of
Series F-2 Preferred Stock, by multiplying the number of shares of Series F-2
Preferred Stock held by such holder by a fraction, the numerator of which would be $44.04, and the denominator of which would be $26.18094. The June
Reclassification was structured to comply with Rule 16b-3 of the Exchange Act.
(19)  On May 4, 2017, the Issuer entered into a Note Purchase Agreement (the
"Note Purchase Agreement") with LVP VIII and other preferred stockholders, pursuant to which such stockholders have agreed to purchase from the Issuer, at the Issuer's election, one or more subordinated convertible promissory notes
("Notes"), having an aggregate maximum principal amount of $25 million.
Effective July 6, 2017, the Note Purchase Agreement was amended (the
"Amendment") to provide that (among other things), (i) if and when issued, the
Notes will have an interest rate of 8.0% per annum and will mature 18 months from the date of issuance, and (ii) at any time on or after December 1, 2019, at the Issuer's election, the Issuer may convert the amounts outstanding under the
Notes, if any, into common stock at the initial public offering price of $7.00 per share. The maximum amount that LVP VIII would be required to loan the Issuer under the Note Purchase Agreement is $4,275,000. The Amendment was structured to comply with Rule 16b-3 of the Securities Exchange Act. of 1934, as amended.